TILSON INVESTMENT TRUST

Amendment No. 1 to

Transfer Agency and Services Agreement

THIS AMENDMENT is made as of June 24, 2013 by and between ALPS Fund Services, Inc. (“ALPS”) and Tilson Investment Trust (the “Trust”).

WHEREAS, ALPS and the Trust have entered into a Transfer Agency and Services Agreement dated August 25, 2011 (the “Agreement”);

WHEREAS, after close of business on June 21, 2013, the Tilson Focus Fund was liquidated; and

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the deletion of the Tilson Focus Fund.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	APPENDIX A – LIST OF PORTFOLIOS. APPENDIX A – LIST OF PORTFOLIOS of the Agreement is replaced in its entirety with the attached APPENDIX A – LIST OF PORTFOLIOS.

2.
Remainder of the Agreement.  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		TILSON INVESTMENT TRUST

By:	/s/ Jeremy O. May	By:	/s/ Whitney R. Tilson
Name:	Jeremy O. May	Name:	Whitney R. Tilson
Title:	President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

Tilson Dividend Fund